Exhibit 99.2

PowerVerde, Inc., Enters Into Broad Licensing Agreement Focusing on Waste Heat-to-Power Solutions Using Organic Rankine Cycle and Advanced Steam Technology

Jun 20, 2016

OTC Disclosure & News Service

PowerVerde, Inc., Enters Into Broad Licensing Agreement Focusing on Waste Heat-to-Power Solutions Using Organic Rankine Cycle and Advanced Steam Technology

MIAMI, FL--(Marketwired - June 20, 2016) - PowerVerde, Inc. (OTCQB: PWVI) an energy systems developer, has entered into an exclusive worldwide licensing agreement with Helidyne, LLC., that greatly expands PowerVerde's market opportunities. "This is a transformative event for our company," said Rick Davis, CEO, "that should allow us to move out of the R & D stage and into commercial production by next year."

After designing, building and testing a wide variety of expanders over the last few years, PowerVerde has chosen the patented Helidyne technology for its high pressure, state-of-the-art ORC (Organic Rankine Cycle) and advanced steam system which should greatly speed up the time to market. Rick Davis went on to say, "In addition to our ORC technology, PowerVerde is also working with Helidyne to develop unique steam-driven applications that will allow it to address higher source temperatures and more diverse markets for our emissions-free electrical generation products."

About PowerVerde Inc.

PowerVerde, Inc., is an energy systems developer focusing on energy efficiency and waste heat recovery using Organic Rankine Cycle and unique steam-driven technology. Leveraging its proprietary designs, technology and strategic alliances, PowerVerde aims to sell distributed power systems in the under 500kW-class that perform at industry leading levels. Reliable, cost effective and emissions-free power is generated for use onsite or micro grid applications. PowerVerde's technology may also be used with geothermal, biomass and thermal solar applications. For more information visit PowerVerdeenergy.com.

PowerVerde, Inc.
Richard Davis
CEO
darbyric@gmail.com

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